EXHIBIT 99.1

[American Achievement Corporation Logo.]

American Achievement Corporation Announces Redemption of its
Remaining 11.625% Senior Unsecured Notes due 2007

AUSTIN, TEXAS — March 31, 2005 — American Achievement Corporation (“AAC” or the “Company”) announced today that it has called for redemption of the remaining $6.075 million aggregate outstanding principal amount of its 11.625% Senior Unsecured Notes due 2007, representing 100% of the aggregate principal amount outstanding. The redemption will occur on May 15, 2005, and in accordance with the indenture governing the notes, the redemption price is 105.813% of the principal amount of notes to be redeemed, plus accrued and unpaid interest.

American Achievement is a leading manufacturer and supplier of class rings, yearbooks, graduation products, achievement publications and recognition and affinity jewelry, each of which commemorates once-in-a-lifetime experiences. The Company’s two principal business segments are scholastic products and recognition and affinity products. The scholastic products division, which serves the high school, college and, to a lesser extent, elementary and junior high school markets, produces, markets and sells class rings, yearbooks and graduation products. American Achievement’s class rings are sold under the ArtCarved®, Balfour®, Keystone®, Master Class Rings® and R. Johns® brand names and its yearbooks are sold under the Taylor Publishing® brand name. The recognition and affinity products division produces, markets and sells achievement publications and recognition and affinity jewelry. The Company’s achievement publications consist of various titles including the Who’s Who® brand and The National Dean’s List®, and its recognition and affinity jewelry products include family jewelry and sports championship rings.

Forward-Looking Statements. Statements in this press release regarding the expected redemption of senior unsecured notes are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including without limitation statements to the effect that American Achievement or its management “believes,” “expects,” “anticipates,” “plans,” “looks forward” and similar expressions) should be considered forward-looking statements. Any forward-looking statements in these materials are subject to certain risks and uncertainties that could cause actual results to differ materially from those stated. American Achievement does not undertake any obligation to revise or publicly update these forward-looking statements, whether as a result of new information or otherwise.